Exhibit 10.36
SEPARATION AGREEMENT
     1. Ben Beckham (“Employee”) is an employee of Lifecore Biomedical, Inc. (“Lifecore”), who has separated from his employment with Lifecore.
     2. Upon Employee’s execution of this Separation Agreement (“Agreement”), Lifecore will pay Employee his current base salary, less all customary withholding and deductions, for a period of six (6) months, commencing with the first pay period after the fifteen (15) day rescission period has elapsed.
     3. Employee acknowledges that he has no further claim to any other items of compensation or benefits not specifically described in paragraph 2. Employee further acknowledges that he was not otherwise entitled to the payments described in paragraph 2, and that they are being provided in exchange for his execution of this Agreement.
     4. For the consideration expressed herein, Employee hereby releases and discharges Lifecore and its officers, employees, agents, insurers, representatives, shareholders, directors, successors and/or assigns from all liability for damages or claims of any kind and agrees not to institute any action against Lifecore for any such claims including, but not limited to, any claims arising under or based upon the Minnesota Human Rights Act, Minn. Stat. §§ 363A.01 et seq.; the Americans With Disabilities Act, 42 U.S.C. §§ 12101 et seq.; Title VII of the Civil Rights Act, 42 U.S.C. §§ 2000e et seq.; or the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et seq.; and any other statutory, contract, quasi contract, or tort claims, whether developed or undeveloped, arising from or related to Employee’s employment with Lifecore and/or the cessation of Employee’s employment with Lifecore. Employee and Lifecore agree that, by signing this Agreement, Employee does not waive any claims arising after the execution of this Agreement.
     Employee also understands and agrees that he is waiving the right to monetary damages or other individual legal or equitable relief awarded by any governmental agency related to any claim against Lifecore arising from or relating to Lifecore’s hiring of Employee, Employee’s employment with Lifecore, the cessation of Employee’s employment with Lifecore, or any other actions, decisions, alleged omissions, or events occurring up through the date of Employee’s signing of this Agreement.
     5. Employee is hereby informed of his right to rescind this Agreement as far as it extends to potential claims under Minn. Stat. §§ 363A.01 et seq. by written notice to Lifecore within fifteen (15) calendar days following the execution of this Agreement. To be effective, such written notice must either be delivered by hand or sent by certified mail, return receipt requested, addressed to David M. Noel, Lifecore Biomedical, Inc., 3515 Lyman Boulevard, Chaska, MN 55318-3051, delivered or post-marked within such fifteen (15) day period. Employee understands that Lifecore will have no obligations under this Agreement in the event such notice is timely delivered, and that any payments already made pursuant to paragraph 2 shall be immediately repaid to Lifecore.
     6. Employee is hereby informed of his right to revoke this Agreement as far as it extends to potential claims under the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et seq. by written notice to Lifecore within seven (7) calendar days following the execution of this Agreement. Employee understands that Lifecore will have no obligations under this Agreement in the event such notice is timely delivered, and that any payments already made pursuant to paragraph 2 shall be immediately repaid to Lifecore.

     7. Employee is also hereby informed that the terms of this Agreement shall be open for acceptance for a period of twenty-one (21) days.
     8. Employee’s Noncompetition and Nonsolicitation Agreement with Lifecore dated January 3, 2006 shall remain in full force and effect according to its terms, except that the duration of Employee’s obligations under paragraphs 1.1, 1.2, and 1.3 thereof shall be reduced to a period of six (6) months following the date of termination of employment.
     9. Employee agrees that he will refrain from making any statements, whether written or oral, which are disparaging of Lifecore, its products, directors, officers, employees, agents, or representatives.
     10. Employee agrees to keep the terms of this Agreement completely confidential, and not to disclose any information concerning the terms of this Agreement to anyone, with the sole exception of his attorneys, tax advisors, and taxing authorities or as may otherwise be required by law.
     11. Employee represents and agrees that he has hereby been advised of his right to discuss any and all aspects of this matter with an attorney, that the provisions set forth in this Agreement are written in language understandable to him, that he has carefully read and fully understands all of the provisions of this Agreement, and that he is voluntarily entering into this Agreement.
     12. Employee represents that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim against Lifecore, or any portion thereof or interest therein.
     13. Employee represents and acknowledges that in executing this Agreement, he does not rely and has not relied upon any representation or statement made by Lifecore, or by any of its agents, representatives or attorneys, with regard to the subject matter, basis, or effect of this Agreement or otherwise.
     14. This Agreement shall be binding upon Employee and upon his heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Lifecore, and to its representatives, transferees, successors and assigns.
     15. This Agreement is made and entered into in the State of Minnesota and shall in all respects be interpreted, enforced, and governed by the laws of the State of Minnesota. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.
     16. Should any provision of this Agreement be declared to be or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and the said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.
     17. This Agreement sets forth the entire agreement between the parties hereto, and it fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof, except as set forth in paragraph 8 above.

Dated: 5/21/07
/s/ BEN BECKHAM
Employee

Dated: 5/1/07	Lifecore Biomedical, Inc.

By
/s/ DENNIS J. ALLINGHAM

		Its	President and Chief Executive Officer

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